Exhibit 99.1

DESCRIPTION OF COMMON STOCK

Our common stock is traded on the OTC Bulletin Board under the symbol "UNDT." Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and have cumulative voting rights. We currently do not pay any dividends on our common stock, and we currently intend to retain any future earnings for use in our business. Any future determination as to the payment of dividends on our common stock will be at the discretion of our Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our Board of Directors, including the General Corporation Law of the State of California, which provides that dividends are only payable out of retained earnings or if certain minimum ratios of assets to liabilities are satisfied. The declaration of dividends on our common stock also may be restricted by the provisions of credit agreements that we may enter into from time to time. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.